Exhibit 99.1

PRESS RELEASE

J. Gerald Bazewicz named Vice Chairman of First Keystone Corporation and

First Keystone Community Bank

Berwick, Pennsylvania – January 10, 2013 - At a recent meeting of the Board of Directors of First Keystone Corporation (OTC BB: FKYS), J. Gerald Bazewicz was elected Vice Chairman of the Corporation, and its subsidiary, First Keystone Community Bank, effective immediately. Mr. Bazewicz is the former President and CEO of the Corporation and the Bank, retiring on October 1, 2010. He has continued his service as a board member since his election in 1986.

Bazewicz has been recognized by the Pennsylvania Bankers Association (PBA) for serving 40 years in the banking industry. He is a former Chairman of PBA Group 3 and the PBA Board of Directors. He is also a past President and Board member of the Berwick Industrial Development Association and the United Credit Bureau in Wilkes-Barre.

Current President and CEO, Matthew Prosseda advised, “Jerry’s nomination to Vice Chairman is very advantageous for First Keystone. During his tenure, he was instrumental in earning First Keystone Community Bank recognition as a high performing bank with earnings above peers and consistent overall performance, including excellent capital ratios and asset quality.”

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (6), Montour (1), and Monroe (4) counties. They will soon open (2) additional Luzerne County offices in Dallas and Shickshinny, Pennsylvania.